UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

iShares, Inc.

iShares Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Dear iShares Shareholder,

A few weeks ago, we emailed you a proxy package relating to two important shareholder meetings of the iShares® Funds and the acquisition of Barclays Global Fund Advisors, the adviser to the iShares® Funds, by BlackRock, Inc.

Our records indicate we still have not yet received your vote on the proposals presented for shareholder approval.

The Board of Directors of iShares, Inc. and the Board of Trustees of iShares Trust has unanimously approved each proposal and recommend that shareholders vote in favor of each proposal. Participation in the voting process by all shareholders, large and small, is critical to allow each iShares Fund to act on the proposals and to avoid the possibility of an adjournment of the meetings. We encourage all shareholders to participate in the governance of their iShares® Fund and to avoid unnecessary communications with you as a shareholder.

PLEASE VOTE IMMEDIATELY.

We’ve provided three quick, easy ways to cast your vote:

FASTEST OPTION—Talk to a Live Agent

Call 1-866-450-8471 Monday through Friday 9:30 AM to 12:00 Midnight (ET), Saturday from 10:00 AM to 9:00 PM (ET). Estimated call time is less than three minutes, no matter how many different iShares Funds you own.

Vote Online

Go to www.proxyvote.com (a link is embedded with this email) and enter the control number that appears on each of your emails regarding the proxy. The site will give you further instructions. Note, if you own multiple iShares Funds, you will have to enter multiple control numbers to vote.

Vote by Telephone

For touch-tone voting, please refer to your proxy statement for a toll-free number.

Thank you for your participation.